State of Delaware
Secretary of State
Division of Corporations
Delivered 04:41 PM 10/23/2008
FILED 04:37 PM 10/23/2008
SRV 081062468 - 4590825 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: HATTERAS GLOBAL PRIVATE EQUITY PARTNERS, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

The name and address of the registered agent is hereby changed to:
The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, DE 19801

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 23RD day of OCTOBER, A.D. 2008.

By:	/s/ J. MICHAEL FIELDS
Authorized Person(s)

Name:	J. MICHAEL FIELDS
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